Exhibit 99.2

Consent of Lazard Frères & Co. LLC

We hereby consent to the use in the Registration Statement on Form F-4 of Novartis AG (the “Registration Statement”) and in the Prospectus of Alcon, Inc., which is part of the Registration Statement, of our opinion dated December 14, 2010 appearing as Annex C to such Prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Alcon’s Financial Advisors—Opinion of Lazard Frères & Co. LLC”, “Special Factors—Background of the Merger”, “Special Factors—Alcon Reasons for the Merger; Recommendation of the Alcon Board as to Fairness of the Merger”, “Special Factors—Opinion of Lazard Frères & Co. LLC” and “Risk Factors.”  In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Stephen H. Sands
LAZARD FRÈRES & CO. LLC

New York, New York
December 23, 2010